Exhibit 99

ZBB Energy Corporation Announces $3.0 Million Bridge Financing

MILWAUKEE, WI – (MarketWired – Sept. 27, 2013) – ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced it entered into a Securities Purchase Agreement with certain investors to sell a total of 3,000 shares of Series B Convertible Preferred Stock (the “Preferred Stock”) in a private placement transaction, which will result in gross proceeds of $3.0 million to the Company.  Investors include members of the Company’s board of directors who will purchase 500 shares of Preferred Stock.

Shares of Preferred Stock will accrue dividends at an annual rate of 10.0% and will be convertible at a fixed conversion price equal to $0.19, which was the closing price of the common stock of the Company on September 25, 2013 (the “Conversion Price”), into a total of 15,789,474 shares of common stock.

In connection with the purchase of the Preferred Stock, each investor will receive three-year warrants to purchase a number of shares of common stock equal to the amount of investment in the Preferred Stock divided by the Conversion Price, at a fixed exercise price equal to $0.19.  In addition, the Company issued a total of 407,895 warrants to certain placement agents in connection with the transaction.

The closing of the sale of the Preferred Stock and warrants is expected to take place on or about September 27, 2013, subject to customary closing conditions.  The net proceeds from the transactions will be used to meet the Company’s working capital needs and for general corporate purposes.

“We have made significant progress towards entering strategic relationships with large multi-national partners, and this financing provides a bridge to fund our operations as we finalize these agreements,” said Eric C. Apfelbach, President and CEO. “These strategic partnerships are expected to provide significant up-front cash licensing fees and accelerate the commercialization of our technologies worldwide.”

The securities are being sold without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Since these securities have not been registered, they may not be offered or sold by the investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act.

Additional details of the financing were disclosed in a Form 8-K filed with the Securities and Exchange Commission

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC, have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1986, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices, engineering and development, and production facilities are located in Menomonee Falls, WI, USA with a research facility also located in Perth, Western Australia. ZBB has a joint venture with Meineng Energy, a provider of leading-edge energy storage systems and solutions to the greater China market. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: the expected closing of the private placement transaction, statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

David Mossberg
Three Part Advisors, LLC
817-310-0051